CORPORATE PARTICIPANTS

John Jacunski Glatfelter — EVP, CFO, and President, Specialty Papers

Dante Parrini Glatfelter — CEO

CONFERENCE CALL PARTICIPANTS

Anojja Shah BMO Capital Markets — Analyst

Dan Jacome Sidoti & Company — Analyst

Alec Cummings Deutsche Bank — Analyst

PRESENTATION

Operator

Good morning. My name is Brandi, and I will be your conference operator for today. At this time I would like to welcome everyone to Glatfelter’s 2016 Q1 earnings conference call. (Operator Instructions)

Thank you. I would now like to turn the conference over to John Jacunski. Sir, please go ahead.

John Jacunski - Glatfelter — EVP, CFO, and Business Unit President, Specialty Papers

Thank you, Brandi. Good morning and welcome to Glatfelter’s 2016 first-quarter earnings conference call. This is John Jacunski. I’m the Company’s CFO and President of the Specialty Papers business unit. Before we begin our presentation, I have a few standard reminders.

During our call this morning we will use the term adjusted earnings as well as other non-GAAP financial measures. A reconciliation of these financial measures to our GAAP-based results is included in today’s earnings release and in the investor slides. We will also make forward-looking statements today that are subject to risks and uncertainties. Our 2015 Form 10-K filed with the SEC and today’s release, both of which are available on our website, disclose factors that could cause our actual results to differ materially from these forward-looking statements.

These forward-looking statements speak only as of today, and we undertake no obligation to update them. And finally, we have made available a slide presentation to accompany our comments on this morning’s call. You may access the slides on our website or through this morning’s webcast provider.

I will now turn the call over to Dante Parrini, Glatfelter’s Chairman and Chief Executive Officer.

Dante Parrini - Glatfelter — CEO

Thank you, John.

Good morning and thank you for joining us to discuss our 2016 first-quarter results.

Our results reflect a solid start to the year. As shown on slide 3, we generated adjusted earnings per share of $0.37, an increase of 23% over the prior-year quarter. Revenue for the quarter was $402 million, down 2.4% on a constant currency basis compared to the same quarter last year, and shipments were up 2.5%.

Composite Fibers had a challenging start to 2016, with shipments down 3% compared to last year and operating profit declining 24%. Following strong volume growth in 2015, demand in the food and beverage market segment was impacted by inventory reduction efforts by some of our larger customers, resulting in a 6% decline in shipments. We expect demand for these products to return to more normal market growth patterns in the second half of the year.

In the wall cover market, Russia and Ukraine seems to have stabilized, and we’re seeing some indications that shipments will improve in the nearer term. In Advanced Airlaid Materials we had a solid quarter, with continued growth in shipments of personal care products. Shipments of hygiene products grew 3%, and specialty wipes were up 5%. Continuous improvement in operating performance at both facilities and the benefits from a weak Canadian dollar increased operating profit by 25%. We also made good progress with our capacity expansion plans for the business, which I will update you on during my closing remarks.

For Specialty Papers, shipments in the quarter were a record for Q1 and up 4% compared to last year, again outperforming the broader uncoated freesheet market. Pricing in commodity grades were below year-ago levels, but we expect improvements as we implement the recently announced price increases. Significantly lower input costs and improved operations more than offset the effects of lower prices, driving operating profit up 58%.

This concludes my opening remarks. John will now provide a more in-depth review of our first-quarter results, then I’ll offer some closing comments before taking your questions. John?

John Jacunski - Glatfelter — EVP, CFO, and President, Specialty Papers

Thank you, Dante. For the first quarter we reported net income of $16.2 million or $0.37 per share. After excluding non-core business items, we reported net income of $16.3 million or $0.37 per share compared to $0.30 in 2015.

Slide 4 shows a bridge of adjusted earnings per share from the first quarter of last year to this year.

Composite Fibers had a challenging quarter, with results reducing earnings per share by $0.06, including a negative $0.02 impact from foreign currency translation. Advanced Airlaid Materials’ results increased earnings per share by $0.02, due in part to a positive impact from the weak Canadian dollar.

Specialty Papers results increased earnings per share by $0.09.

Higher corporate costs, driven by the Fox River legal matter, reduced earnings per share by $0.02; and lower pension expense increased earnings per share by $0.03.

Slide 5 shows a summary of first-quarter results for the Composite Fibers business. Total revenue for this business was $124 million, a decrease of 5% on a constant currency basis compared to last year, with overall shipping volumes down 3%. As a result of price declines in 2015, selling prices negatively impacted operating profit by $3 million compared to the first quarter of last year. Selling prices were flat on a sequential-quarter basis. The lower selling prices were partially offset by lower prices for energy and certain raw materials.

Due to tightness in the availability of abaca fiber, market prices are increasing for this critical raw material for our tea and coffee products. Demand for tea and single-serve coffee products was soft, with shipping volume down 6% compared to the year-ago quarter. After strong shipments last year, this reduction reflects a few key customers reducing inventory levels, which we expect to continue in the second quarter.

We remain the global market leader for beverage filtration papers, and we expect demand for these products to return to more normal growth patterns in the second half of the year. Shipments of wall cover products were down 3% this quarter compared to a 20% reduction throughout 2015, and we are seeing indications that demand may improve in this market in the near term. And finally, we continue to see growth in our composite laminates products, with shipments up 5% compared to last year.

We had another solid quarter from an operations perspective, which was in line with the year-ago quarter and our performance throughout 2015. We expect our solid operational performance to continue and to at least offset the impact of general cost inflation. Overall operating profit decreased for the quarter to $11.2 million compared to $14.7 million a year ago, including a negative $1.1 million impact from foreign currency.

For the second quarter, when compared to the first quarter, we expect shipping volumes to be approximately 10% higher. We expect selling prices and raw material and energy prices all to be in line with the first quarter. During the first quarter we announced a 5% price increase on our tea and coffee products, driven by the higher cost of abaca and other natural specialty long fibers. We expect to begin to realize these price increases in the second half of the year as customer pricing arrangements and contracts renew.

Advanced Airlaid Materials results are summarized on slide 6.

This business performed well during the quarter, with improved demand and operating margins compared to the same quarter a year ago. Revenue during the quarter was $60.8 million, down 1.3% on a constant currency basis compared to last year, with shipments up 2% in comparison. The decline in revenue was driven by lower selling prices from customer contract provisions that require the pass-through of raw material cost movements.

Shipments of hygiene products were up 3%, and specialty wipes were up 5% compared to the year-ago quarter. We see continued growth opportunities in these segments as the market grows and the airlaid technology gains share.

On the operating side, the teams in both facilities performed very well in the first quarter, again achieving higher production output to serve the growing customer demand and offset the impact of general inflation. As a result, operating income for this business increased to $6.6 million compared to $5.3 million last year, including a $900,000 benefit from foreign currency.

For the second quarter we expect shipping volumes to be in line with the first quarter but well ahead of the second quarter last year. In addition, we expect average selling prices and raw material prices to be in line with the first quarter.

Slide 7 provides a summary of the Specialty Papers business.

Shipments for Specialty Papers increased 3.6% when compared to the first quarter of last year. Growth in book publishing drove the increase in shipments, which was partially offset by declines in other market segments.

Selling prices in the first quarter were below the first quarter of last year, resulting in a $4.2 million impact to operating profit, including the negative FX impact of $600,000 from sales denominated in the Canadian dollar. Lower raw material and energy costs more than offset the impact of lower pricing.

As a result of shutdown of industry capacity for uncoated freesheet this quarter, the industry, including Glatfelter, announced a price increase of $60 per ton on non-carbonless forms, book, and envelope products, effective April 1. This price increase applies to about 500,000 tons of annual business for Specialty Papers. As is typical, the price increase will be phased in over several months based on customer agreements and competitive dynamics. We expect to begin to see some impact of the price increase in the second quarter. The ultimate success of the increase will be dependent on the supply/demand balance and the discipline with which it is implemented across the industry.

From an operations perspective, pulp production increased 9.5% in the quarter, and overall reliability improved. Despite some challenges from weather in January, operations delivered a $4.8 million improvement to earnings in the year-over-year comparison.

Lower market pricing for electricity reduced the sale of excess generation in Spring Grove, negatively impacting results by $1.4 million. The net result was a $5.5 million improvement to operating profit compared to the year-ago quarter.

For this business in the second quarter we expect shipping volumes to be approximately 5% lower than the first quarter, reflecting the normal impact of our annual maintenance outages. Selling prices are expected to increase slightly as the previously mentioned price increases begin to be realized. We expect input costs to remain in line with the first quarter. We will also complete our annual maintenance outages during the second quarter, with an expected impact to operating profit of approximately $25 million to $27 million compared to $33.4 million last year.

Slide 8 shows corporate costs and other financial items.

During the first quarter, corporate costs were $5.4 million compared to $4.2 million in 2015. The increase was driven by higher legal costs for the Fox River matter as we prepare for trial, scheduled for March of 2017. And as previously reported, we expect our pension costs to be lower in 2016, primarily due to higher discount rates.

Slide 9 shows our free cash flow.

During the first quarter, our adjusted free cash flow was a use of $8.1 million compared to a use of $18.4 million in the first quarter of last year. The improvement was primarily due to lower cash utilization for working capital and improved earnings from our businesses.

Capital expenditures have increased due to the airlaid capacity expansion project and Specialty Papers’ boiler environmental compliance projects. We continue to expect total capital expenditures of $150 million to $170 million in 2016. Additional details on CapEx are provided on slide 14.

Our first-quarter spending on Fox River remediation totaled $700,000, reflecting the final payments for work performed in 2015. We have submitted our plans for remediation work in 2016 and we have begun to perform against these plans. We expect our spending in 2016 to be less than $10 million.

Slide 10 shows some balance sheet and liquidity metrics.

Our net debt on March 31 totaled $294 million, up $38 million from the end of 2015. We finished the quarter with $70 million of cash and $252 million available under our revolving credit facility. Our balance sheet remains in good shape, with leverage on a net debt basis of 1.8x. We believe this provides sufficient liquidity to meet our near-term investment needs and to continue to execute our growth strategies.

This concludes my comments. I will turn the call back to Dante.

Dante Parrini - Glatfelter — CEO

Thanks, John. The year has gotten off to a solid start, and we believe we can continue to build on our overall progress. Our Composite Fibers business is core to our growth strategy and remains the global market leader in attractive consumer product categories, with healthy long-term growth potential. We are seeing some indications of improvement in the wall cover market, and we expect more normal growth patterns in the food and beverage market in the second half of 2016.

Our Advanced Airlaid Materials business continues to build on its leadership positions in the feminine hygiene, adult incontinence, and specialty wipes markets. We expect these markets to grow about 5% per year, which led us to pursue a capacity expansion project for the North American market. In March we announced the selection of Fort Smith, Arkansas, for the new airlaid facility. We’ve closed on the purchase of an existing manufacturing building, and it’s currently being modified for the airlaid production process. We have also finalized a contract for the specialty airlaid equipment needed at the facility.

We are progressing as planned and expect the facility to be operational in the fourth quarter of 2017, with commercial shipments beginning in the first quarter of 2018. This facility will add 22,000 tons of capacity to serve our growing markets.

And in Specialty Papers we continued to deliver on new business and new product development initiatives, which led to record Q1 shipments. We also expect to benefit from announced price increases that we’ve begun to implement, and we continue to make good progress on our environmental compliance projects, as John mentioned, in both facilities, expecting completion on time and on budget.

In addition, we will continue our disciplined approach to daily execution, controlling costs, providing superior customer service, and developing new products and new business relationships — all while remaining focused on executing our long-term growth strategy. I believe this approach will continue to serve our business well and position Glatfelter for future success.

Before I open the call for your questions, I’d like to address two key management changes that were made during the quarter. In March, Sam Hillard joined us as Vice President of Corporate Development and Strategy. Sam brings to Glatfelter deep experience in M&A and strategy development, both in industry and investment banking. He fills a position that was vacant over the last year due to the promotion of Chris Astley to President of the Advanced Airlaid Materials business. Also during the quarter, Brian Janki resigned as President of the Specialty Papers business to pursue another opportunity. I asked John Jacunski to take on this role in addition to retaining his responsibilities as CFO. John is a well respected and experienced senior leader at Glatfelter who has a demonstrated track record of success. John provides the strategic thought leadership and drive for results required to guide Specialty Papers toward realizing its full potential.

Over the last several years, John has built a high-performing finance organization, which when combined with the veteran industry talent that makes up our Specialty Papers leadership team and the addition of Sam Hillard, gives me confidence that we have the right team in place to execute our strategy and deliver value to our shareholders.

I’ll now open the call for your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Anojja Shah, BMO capital.

Anojja Shah - BMO Capital Markets — Analyst

My question is about the food and beverage weakness that you saw in Composite Fibers. I believe you said it was down 6%, and part of it was due to your customers drawing down inventory. Can you give any more color on that? Like, was it all inventory drawdowns? Was there anything else going on? Just anything else you can tell us about it.

Dante Parrini - Glatfelter — CEO

Yes, happy to do so. The entire 6% delta is due to inventory reductions. So from our point of view we have no material changes to our markets, and we haven’t lost any market share.

Anojja Shah - BMO Capital Markets — Analyst

Okay, great. But you do you expect some more of that in 2Q, but then returning in 3Q?

Dante Parrini - Glatfelter — CEO

Yes, I think from a food and beverage point of view, we think volumes will be flattish from Q1 to Q2 on a sequential-quarter basis. And then in the second half of the year we’ll start to — we’ll see our more normalized industry growth levels.

Anojja Shah - BMO Capital Markets — Analyst

Okay, great. And then just switching over to your nonwoven wall coverings, you made a comment that demand may improve in the near term. Can you give a little more detail on that, why you are confident about that?

And also you said you have a new product, a new lower-priced product for the Russian and Eastern European market. Maybe an update on sales trends there. Thank you.

Dante Parrini - Glatfelter — CEO

So, as you know, the Russian and Ukrainian markets have been very challenging and quite volatile over the last several quarters. We have very strong customer relationships. We have a lot of feet on the ground.

And the discussions that we’ve been having with our customers indicate that we expect to see some volume growth this year, starting next quarter. And with currency levels, with the euro at about — the ruble is about 76 to the euro right now. So that’s a pretty stable level, according to our customers, where they can manage. So again, it’s a bit volatile; and the crystal ball isn’t quite as clear in a long-term perspective, but based on the data that we have collected and the customer behaviors that we are observing, we have an expectation to see overall wall cover shipments increasing, which is a positive thing for us.

I think the other part of your question, talking about other products, is — we talked about, several quarters ago, the fact that we expanded our portfolio to introduce some lower basis weight products that could provide some solutions to our customers that were challenged with regard to currency volatility.

Anojja Shah - BMO Capital Markets — Analyst

Right. Great. Thank you.

Operator

(Operator Instructions) Dan Jacome, Sidoti & Company.

Dan Jacome - Sidoti & Company — Analyst

I appreciate your time. Three quick questions. Can you just give us a little flavor of what progress you are making over at Fort Smith facility for the airlaid segment? And then — that’s the first question.

Dante Parrini - Glatfelter — CEO

Sure. We are tracking according to plan. So as I said, we purchased a building. We are in the process of making modifications to accommodate the airlaid production process. We’ve solidified contracts for the equipment that we’re going to put in the facility.

We’ve been very warmly received by the broader community in Fort Smith and across the state of Arkansas, which is wonderful. We’re excited and looking forward to establishing our operations there. And the game plan is for us to have the facility complete by the end of 2017 and producing and shipping product in Q1 2018.

Dan Jacome - Sidoti & Company — Analyst

Okay, and — that’s good. Can you just remind us why that location was chosen? Is it proximity to end customers, I imagine?

Dante Parrini - Glatfelter — CEO

Yes, so we did the analytics, and the demand was continuing to grow in North America. And as we looked at customer concentration, supply chain, and logistics opportunities, and a few other considerations in terms of the broader economic consideration that Glatfelter would be afforded in these in various locations, we determined that Arkansas was the best location for us. And we were very fortunate to find a great facility that we were able to purchase.

Dan Jacome - Sidoti & Company — Analyst

Okay, got it. That’s helpful. The second question was just on SG&A. Can you just give us some incremental high-level thoughts on what sort of leverage you might be able to get this year? I know in second half of last year there were some labor force reductions, but this quarter we didn’t really see, net-net, much of a benefit. How should we think about that?

John Jacunski - Glatfelter — EVP, CFO, and President, Specialty Papers

Yes, so Dan, so on strict SG&A, particularly on the corporate side, we expect our costs to increase in the second quarter. The guidance we provided in the slides — and this is summarized on slide 12 in the investor packet — is that we will expect our corporate SG&A costs to be up about $2 million in the second quarter compared to the first quarter. This is being driven by some of the Fox River legal costs, which have ticked up as we are preparing for trial in 2017. And then also some corporate initiatives that we have.

When I think about the broader context of your question of labor, we had a program last year to reduce costs by about $30 million, and that included a headcount reduction program. We reduced global headcount by about 3%. We don’t have a similar type target for this year, although we expect that in our Specialty Papers business, given the competitive dynamics in that business, that we will continue to see some headcount reductions as — primarily through attrition as we look to continue to improve efficiencies.

Dan Jacome - Sidoti & Company — Analyst

Okay. Well, those $30 million, is there anything left, or is that already — my impression was that some of that was going to flow into 2016, or was that a completely 2015 event?

John Jacunski - Glatfelter — EVP, CFO, and President, Specialty Papers

That was a 2015 event.

Dan Jacome - Sidoti & Company — Analyst

Okay, got you. And then my last question. I have to ask, just with the way the stock is today: how much is left on your buyback program?

John Jacunski - Glatfelter — EVP, CFO, and President, Specialty Papers

How much is left?

Dan Jacome - Sidoti & Company — Analyst

Yes.

John Jacunski - Glatfelter — EVP, CFO, and President, Specialty Papers

Our buyback program, we have around $35 million on the buyback program, although it does expire here in a few weeks. With the capital commitments we have around the airlaid facility, and the environmental compliance projects for Specialty Papers, and the high level of CapEx this year and next year, we do not currently anticipate to put a new authorization in place right now. But we will continue to look at our cash flows and address that as we move forward.

Dan Jacome - Sidoti & Company — Analyst

Okay. So it sounds like buybacks are off the table through 2017?

John Jacunski - Glatfelter — EVP, CFO, and President, Specialty Papers

I’d say at least in the near term, given the capital that we’re expending on some of our growth initiatives and the Specialty Papers compliance project.

Dan Jacome - Sidoti & Company — Analyst

Understandable. Thanks a lot.

Operator

Alec Cummings, Deutsche Bank.

Alec Cummings - Deutsche Bank — Analyst

I was wondering, could you give a little more color on the pricing environment in Composite Fibers? And given that prices were flat sequentially, would you expect the year-over-year impact to subside as we progress through the remainder of 2016?

Dante Parrini - Glatfelter — CEO

Yes. And you know that we did announce a price increase for some food and beverage products. And the nature of our contracts in this part of the business is a little bit different than perhaps Specialty Papers. So we would expect to see some of the benefits of these price increases to roll through the P&L over the next couple, three quarters.

Alec Cummings - Deutsche Bank — Analyst

Okay. And then I also wanted to get your thoughts on yesterday’s fluff pulp transaction. And if some divestments need to be made for regulatory reasons, would any of those assets potentially be of interest?

Dante Parrini - Glatfelter — CEO

So the observation is that this is a process that’s been very public, so there was a lot of speculation as to who might be the logical and final owners of the asset. So — not very surprised with the outcome.

As it pertains to fluff pulp, we’re big buyers of fluff pulp. There’s also more capacity coming online, whether it’s in Brazil or the Chinese that are also going to be building a facility in southern Arkansas, which I believe is scheduled to open in 2019.

So, a reminder that about 90% of the airlaid business has a cost pass-through on pulp. So I think we’re very confident with the overall supply chain and our relationships with the existing players and potential new players. We are very open to learning more about those opportunities.

As it pertains to Glatfelter buying pulp mills, that’s not something I envision doing. And we don’t really have a practice of commenting on particular targets or speculating about M&A activities.

John Jacunski - Glatfelter — EVP, CFO, and President, Specialty Papers

Alec? Brandi?

Operator

Alec, please continue.

Alec Cummings - Deutsche Bank — Analyst

Okay. Sorry, I was finished. I think I lost you for second.

Dante Parrini - Glatfelter — CEO

No worries.

John Jacunski - Glatfelter — EVP, CFO, and President, Specialty Papers

Brandi, are there any further questions?

Operator

No, sir, not at this time. (Operator Instructions)

Dante Parrini - Glatfelter — CEO

Okay. Well, I just want to thank everyone for joining our call today, and we look forward to speaking with you next quarter. Have a good day.

Operator

Thank you, ladies and gentlemen. This does conclude today’s conference call. You may now disconnect your lines.